Exhibit 99.1

Silexion Therapeutics Announces Additional Promising Preclinical
Data for SIL-204, Demonstrating Impressive Synergy with
First-Line Pancreatic Cancer Chemotherapies

Significant new preclinical results demonstrate synergistic activity of SIL-204 with 5-fluorouracil and irinotecan as well as gemcitabine, reinforcing its potential to improve outcomes in KRAS-mutated pancreatic cancer and other cancers treated with similar therapies.

GRAND CAYMAN, Cayman Islands, January 15, 2025 – Silexion Therapeutics Corp. (NASDAQ: SLXN) (“Silexion” or the “Company”), a clinical-stage biotech developing RNA interference (RNAi) therapies for KRAS-driven cancers, today announced new preclinical results demonstrating the synergistic efficacy of its proprietary second-generation siRNA candidate, SIL-204, in combination with components of first-line chemotherapy for pancreatic cancer. The additional preclinical data show that SIL-204 exhibits significant synergistic activity with 5-fluorouracil and irinotecan—two main components commonly used in pancreatic cancer treatments—when tested in human pancreatic tumor cell lines harboring KRAS G12D mutations, the most common mutation in pancreatic cancer. Moreover, synergistic activity was also observed with the chemotherapeutic agent gemcitabine.

This promising synergistic activity was observed after the confluence of these tumor cell lines, reflecting how SIL-204 may enhance the effects of 5-fluorouracil and irinotecan when used together, as well as that of gemcitabine. For example, in preclinical models, the combination of 5-fluorouracil and irinotecan with SIL-204 led to a significant reduction in cancer cell confluence after about three days compared to treatment with the chemotherapy agents alone (p < 0.0005), further supporting the synergistic potential of SIL-204 in enhancing standard chemotherapy treatments. This comes on top of previous recent announcements from Silexion regarding pre-clinical findings from the ongoing development of SIL-204, in line with earlier successes with the company’s first-generation product, LODER™ (siG12DLoder), which showed a significant improvement in overall survival in the siRNA plus chemotherapy arm compared to chemotherapy alone in Phase 2 trials.

“These new findings, combined with the substantial milestones we have recently reported in developing SIL-204, suggest that Silexion’s approach could potentially revolutionize the treatment landscape not only for pancreatic cancer but also for a wide range of KRAS-mutated cancers, which remain some of the most difficult to treat. The synergy demonstrated between SIL-204 and first-line chemotherapies underscores its potential to enhance existing treatment regimens and address significant unmet needs across multiple oncology indications,” said Ilan Hadar, Chairman and CEO of Silexion.

As previously reported, Silexion is gearing up for the clinical development of SIL-204,

Planning to initiate toxicology studies with SIL-204 within the upcoming months and to advance SIL-204 into Phase 2/3 clinical trials in the first half of 2026, focusing initially on locally advanced pancreatic cancer (LAPC) which has a notoriously high mortality rate. In parallel, the company plans to initiate preclinical studies for SIL-204, in colorectal cancer models.

About Silexion Therapeutics

Silexion Therapeutics (NASDAQ: SLXN) is a pioneering clinical-stage, oncology-focused biotechnology company developing innovative RNA interference (RNAi) therapies to treat solid tumors driven by KRAS mutations, the most common oncogenic driver in human cancers. The company's first-generation product, LODER™, has shown promising results in a Phase 2 trial for non-resectable pancreatic cancer. Silexion is also advancing its next-generation siRNA candidate, SIL-204, designed to target a broader range of KRAS mutations and showing significant potential in preclinical studies. The company remains committed to pushing the boundaries of therapeutic innovation in oncology, with a focus on improving outcomes for patients with difficult-to-treat cancers. For more information please visit: https://silexion.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion’s business strategy, ongoing studies, and plans for future trials, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion’s ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion’s strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion’s future capital requirements and sources and uses of cash, including its ability to obtain additional capital; and (vi) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the companyy, including the proxy statement/prospectus filed with the SEC on July 17, 2024.. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

CONTACT:

Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

ARX | Capital Markets Advisors
North American Equities Desk
silexion@arxadvisory.com